As filed with the Securities and Exchange Commission on February 26, 2009
Registration No. 333-135386
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DiamondRock Hospitality Company
(Exact name of registrant as specified in its charter)

Maryland	20-1180098
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
6093 Rockledge Drive, Suite 800
Bethesda, Maryland 20817
(240) 744-1150
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael D. Schecter
General Counsel
DiamondRock Hospitality Company
6903 Rockledge Drive, Suite 800
Bethesda, Maryland 20817
(240) 744-1150
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Suzanne D. Lecaroz, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Tel: (617) 570-1000
Fax: (617) 523-1231

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement, as determined by the registrant.

If the only securities being registered pursuant on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post — effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post — effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)(2)	Unit (1)(2)(3)	Price	Registration fee
Common Stock, $0.01 par value per share
Preferred Stock, $0.01 par value per share
Depository Shares (4)
Warrants (5)
Total			$200,000,000 (2)	$7,860 (6)

(1)	The amount to be registered and the proposed maximum aggregate offering price per unit are not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933 as amended, or the Securities Act. The securities covered by this Registration Statement may be sold or otherwise distributed separately or together with any other securities covered by this Registration Statement.

(2)	Such indeterminate principal amount, liquidation amount or number of each identified class of securities as may from time to time be issued at indeterminate prices. The aggregate maximum offering price of all securities issued by DiamondRock Hospitality Company pursuant to this Registration Statement shall not have a maximum aggregate offering price that exceeds $200,000,000 in U.S. dollars or the equivalent at the time of offering in any other currency. Also includes such indeterminate principal amount, liquidation amount or number of identified classes of securities as may be issued upon conversion or exchange of any depository shares, warrants or preferred stock that provide for conversion or exchange into other securities. No separate consideration will be received for shares of common stock that are issued upon exchange or conversion of preferred stock, depository shares or warrants.

(3)	The proposed maximum offering price per unit will be determined from time to time by DiamondRock Hospitality Company in connection with, and at the time of, the issuance by DiamondRock Hospitality Company of the securities registered herein.

(4)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary share.

(5)	Includes warrants to purchase common stock and warrants to purchase preferred stock.

(6)	Calculated pursuant to Rule 457(o) of the rules and regulations of the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-135386) is being filed to include information that is required to be included in the registration statement by such form for registrants who are no longer well-known seasoned issuers, as defined in Rule 405 under the Securities Act of 1933, as amended.

PROSPECTUS

Common Stock, Preferred Stock, Depositary Shares and Warrants

Under this prospectus, we may offer, from time to time, in one or more series or classes, the following securities:

•	shares of our common stock;

•	shares of our preferred stock;

•	depositary shares representing shares of our preferred stock; and

•	warrants exercisable for our common stock, preferred stock or depositary shares representing preferred stock.

We refer to our common stock, preferred stock, depositary shares and warrants collectively as the “securities.”

We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. The applicable prospectus supplement also will contain information, where applicable, about U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement.

We may offer the securities directly to investors, through agents designated from time to time by them or us, or to or through underwriters or dealers. For more detailed information, see “Plan of Distribution” beginning on page 31. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “DRH.”

You should read this entire prospectus, the documents that are incorporated by reference in this prospectus and any prospectus supplement carefully before you invest in any of these securities.

Investing in our securities involves risks.  See “Risk Factors” on page 1 for risks relating to an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated February 26, 2009

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus to “we,” “our,” “us” and “our company” refer to DiamondRock Hospitality Company, including, as the context requires, DiamondRock Hospitality Limited Partnership, our operating partnership, as well as our other direct and indirect subsidiaries, including our existing taxable REIT subsidiaries.

OUR COMPANY

We are a lodging focused real estate company. We are committed to maximizing stockholder value through investing in premium full-service hotels and, to a lesser extent, premium urban select-service hotels located throughout the United States. We believe we have been organized and have operated in a manner that allows us to qualify for taxation as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ended December 31, 2005.

Our Structure

We were formed as a Maryland corporation in May 2004. We conduct our business through a traditional umbrella partnership REIT, or UPREIT, in which our hotel properties are owned by DiamondRock Hospitality Limited Partnership, our operating partnership, limited partnerships, limited liability companies or other subsidiaries of our operating partnership. We are the sole general partner of our operating partnership and currently own, either directly or indirectly, all of the limited partnership units of our operating partnership. In the future, we may issue limited partnership units to third parties from time to time in connection with acquisitions of hotel properties. In order for the income from our hotel property investments to constitute “rents from real properties” for purposes of the gross income tests required for REIT qualification, the income we earn cannot be derived from the operation of any of our hotels. Therefore, we lease each of our hotel properties to a wholly-owned subsidiary of Bloodstone TRS, Inc., a taxable REIT subsidiary, or TRS, except for the Frenchman’s Reef & Morning Star Marriott Beach Resort, which is owned by a Virgin Islands corporation that we have elected to be treated as a TRS. As a result, we do not utilize a lease structure for that hotel. We refer to these subsidiaries of Bloodstone TRS, Inc. as our TRS lessees. We may form additional TRSs and TRS lessees in the future.

Our Principal Office

Our corporate headquarters is located at 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817. Our telephone number is (240) 744-1150. Our Internet address is http://www.drhc.com. The information found on or accessible through our website is not incorporated into and does not constitute a part of this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission, or SEC.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. This prospectus provides you with a general description of the offered securities. Each time we sell any of the offered securities we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the method and terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and the applicable prospectus supplement, together with any additional information described under the heading “Where You Can Find More Information.”

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of our statements regarding anticipated market condition and demographics are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate” or “anticipate” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, market statistics or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	financing risks, including the risk of over leverage and the corresponding risk of default on our mortgage loans and other debt and potential inability to refinance existing indebtedness;

•	adverse economic or real estate developments in our markets;

•	national and local economic, business, real estate and other market conditions;

•	the degree and nature of our competition;

•	increased interest rates and operating costs;

•	difficulties in identifying properties to acquire;

•	difficulties in completing acquisitions;

•	availability of and our ability to retain qualified personnel;

•	our failure to maintain our status as a REIT for federal income tax purposes;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	general volatility of the capital markets and the market price of our common stock;

•	environmental uncertainties and risks related to natural disasters;

•	changes in real estate and zoning laws and increases in real property tax rates; and

•	the other risk factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as in our other reports we file from time to time with the SEC.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. You should carefully consider this risk when you make an investment decision concerning our common stock. Except to the extent required by applicable law, we do not intend and disclaim any obligation to publicly update or revise any forward-looking statement or the “Risk Factors” to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement to this prospectus used to offer specific securities, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include acquisitions of additional properties as suitable opportunities arise, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes. Pending application of cash proceeds, we may use the net proceeds to temporarily reduce borrowings under our revolving credit facility or we will invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities which are consistent with our intention to qualify as a REIT for federal income tax purposes. Further details regarding the use of the net proceeds of a specific series or class of the securities will be set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth the ratio of earnings to combined fixed charges and preferred dividends for the periods indicated below (in thousands).

	Period From
	May 6, 2004						Period From
	(Inception) to	Year Ended	Year Ended		Year Ended		January 1, 2008
	December 31,	December 31,	December 31,		December 31,		to September 5,
	2004	2005	2006		2007		2008

Income (Loss) from Continuing Operations
Before Income Taxes	$(3,700)	$(9,272)	$37,483		$68,161		$33,314
Fixed Charges	860	19,927	40,168		54,514		36,040
Amortization of Capitalized Interest	—	7	77		159		114
Capitalized Interest	—	(128)	(604)		(50)		(183)

Earnings	$(2,840)	$10,534	$77,094		$122,784		$69,285

Fixed Charges:
Interest Expense	$773	$17,367	$36,934		$51,445		$33,757
Portion of Rent Related to Interest	87	2,432	2,630		3,019		2,100
Capitalized Interest	—	128	604		50		183

Fixed Charges	860	19,927	40,168		54,514		36,040

Preferred Stock Dividends	—	—	—		—		—

Combined Fixed Charges	$860	$19,927	$40,168		$54,514		$36,040

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	—	—	1.9	X	2.3	X	1.9	X

Deficiency	$3,700	$9,393	$—		$—		—

The ratio of earnings to combined fixed charges and preferred dividends was computed by dividing earnings by combined fixed charges and preferred dividends. For purposes of computing the ratio of earnings to combined fixed charges and preferred dividends, earnings have been calculated by adding fixed charges to income (loss) before income taxes, plus amortization of capitalized interest, minus interest capitalized. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of financing costs. Combined fixed charges and preferred dividends consist of fixed charges and preferred dividends paid or accrued for each respective period. However, we have never issued any preferred stock, and therefore we had no preferred dividends during any such period.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which have been previously filed with the SEC. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 200,000,000 shares of common stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share. A majority of our board of directors may, without any action by the stockholders, amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations. As of February 26, 2009, there were 90,050,264 shares of common stock outstanding and no shares of preferred stock outstanding.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs of our company that might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series of common stock or preferred stock that could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership of Our Capital Stock

To assist us in complying with certain federal requirements applicable to REITs, among other purposes, we have adopted certain restrictions related to the ownership and transfer of our stock. See “Restrictions on Ownership and Transfer.” These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the shares of our stock or otherwise be in the best interest of our stockholders.

DESCRIPTION OF COMMON STOCK

The shares of our common stock currently outstanding are listed for trading on the NYSE. We intend to apply to the NYSE to list the additional shares of common stock to be sold pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

The following description of our common stock sets forth certain general terms and provisions of our common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion or exchange of our preferred stock or upon the exercise of warrants to purchase our common stock. The statements below describing our common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws and the Maryland General Corporate Law, or MGCL.

Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will generally not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights, which means they do not have the right to acquire any additional securities that we may issue at a subsequent date. Subject to the provisions of our charter regarding the restrictions on transfer of stock and to the power of our board of directors to create common stock with differing voting rights, shares of our common stock will have equal dividend, liquidation and other rights. Holders of shares of our common stock listed on a national securities exchange or any automated quotation system on which our securities may be listed or traded will not have appraisal rights.

Our charter authorizes our board of directors to reclassify any unissued shares of common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF PREFERRED STOCK

The following description sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. This description and the description contained in any prospectus supplement are not complete and are in all respects subject to and qualified in their entirety by reference to our charter, the applicable articles supplementary that describe the terms of the related class or series of preferred stock and our bylaws, copies of which have been previously filed with the SEC. See “Where You Can Find More Information.”

Our board of directors may authorize the issuance of up to 10,000,000 shares of preferred stock from time to time, in one or more classes or series. Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series, as authorized by our board of directors. Prior to the issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of a class or series of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests. In addition, our board of directors may afford the holders of any class or series of preferred stock, powers and rights, voting or otherwise, senior to the rights of holders of shares of our common stock.

The prospectus supplement relating to the class or series of preferred stock being offered thereby will describe the specific terms of such securities, including:

•	the title and stated value of such preferred stock;

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

•	the provisions for a sinking fund, if any, for such preferred stock;

•	the provisions for redemption, if applicable, of such preferred stock;

•	preemptive rights, if any;

•	the terms and conditions, if applicable, upon which such preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof) and conversion period;

•	any voting rights of such preferred stock;

•	the relative ranking and preferences of such preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

•	in addition to those limitations described below, any other limitations on actual and constructive ownership and restrictions on transfer; and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Additionally, the prospectus supplement relating to the class or series of preferred stock being offered thereby will describe any listing of such preferred stock on any securities exchange and will provide a discussion of any material United States federal income tax considerations applicable to such preferred stock.

Rank

Unless otherwise specified in the prospectus supplement relating to a particular class or series of preferred stock, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common stock, and to all equity securities ranking junior to such preferred stock;

•	on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and

•	junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred stock.

Voting Rights

Holders of our preferred stock generally will not have any voting rights, except as otherwise required by law from time to time or as indicated in the applicable prospectus supplement.

Conversion Rights

The terms and conditions, if any, upon which shares of any class or series of preferred stock are convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

Restrictions on Ownership and Transfer

To assist us in complying with certain federal income tax requirements applicable to REITs, among other purposes, we have adopted certain restrictions relating to the ownership and transfer of our stock. The applicable prospectus supplement will specify any additional ownership limitation relating to such class or series. See “Restrictions on Ownership and Transfer.”

Transfer Agent

The registrar and transfer agent for a particular series of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

This section outlines some of the provisions of the deposit agreement, the depositary shares and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

General

We may, at our option, elect to offer depositary shares rather than full shares of preferred stock. Each depositary share will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement (each, a “deposit agreement”) among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred stock by us to a preferred stock depositary, we will cause such preferred stock depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Deposit Agreement

The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to the those shares of preferred stock. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its fractional interest in a share of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock which has been converted into or exchanged for other securities before the record date for such distribution.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the applicable preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in a violation of the ownership restrictions in our charter applicable to owners of our capital stock. See “Restrictions on Ownership and Transfer.”

From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred stock depositary.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Voting Rights

Upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

Conversion Rights

The depositary shares, as such, are not convertible into our common stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of common stock, other shares of our preferred stock or other shares of stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such amendment has been approved by the existing holders of a majority of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred stock depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of the holders of each series of preferred stock affected by such termination consent to such termination, whereupon the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred stock depositary with respect to such depositary receipts. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (iii) each share of the related preferred stock shall have been converted into our securities not so represented by depositary shares.

Charges of Preferred Stock Depositary

We will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to holders of depositary receipts any reports and communications that we send to the preferred stock depositary with respect to the related preferred stock.

Neither the preferred stock depositary nor our company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of our company and the preferred stock depositary under the deposit agreement will be limited to performing their duties thereunder in good faith, and our company and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary shall be entitled to act on such claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock, preferred stock or depositary shares representing preferred stock. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement (each, a “warrant agreement”) to be entered into between us and a warrant agent specified therein. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following information, where applicable, regarding the warrants in respect of which this prospectus is being delivered:

•	the title and issuer of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currencies in which the price or prices of such warrants may be payable;

•	the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any anti-dilution protections;

•	a discussion of material federal income tax considerations; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

The following summary with respect to restrictions on ownership and transfer of our capital stock sets forth certain general terms and provisions of our charter to which any prospectus supplement may relate. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our charter, including any articles supplementary relating to any issuance of preferred stock pursuant to this prospectus. A copy of our charter is filed with the SEC. Any amendment or supplement to our charter relating to an issuance of securities pursuant to this prospectus shall be filed with the SEC and shall be incorporated by reference as an exhibit to the applicable prospectus supplement. See “Where You Can Find More Information.”

In order for us to qualify for and maintain our status as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year.

In order for us to qualify as a REIT under the Code, our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may beneficially own. Our charter provides that, subject to some exceptions, no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of our common stock or of the value of the aggregate outstanding shares of our capital stock (the “Ownership Limit”), except that certain “look through entities,” such as mutual funds, may beneficially own up to 15% (in value or in number of shares, whichever is more restrictive) of our common stock or of the value of the aggregate outstanding shares of our capital stock (the “Look-Through Ownership Limit”). Our board of directors has waived this ownership limitation for certain investors in the past. Our bylaws provide that our board of directors will exempt any person from the Ownership Limit and the Look-Through Ownership Limit, provided that:

•	such person shall not beneficially own shares of capital stock that would cause an “individual” (within the meaning of Section 542(a)(2) of the Code, but not including a “qualified trust” (as defined in Code Section 856(h)(3)(E)) subject to the look-through rule of Code Section 856(h)(3)(A)(i)) to beneficially own (i) shares of capital stock in excess of 9.8% in value of the aggregate of the outstanding shares of our stock or

(ii) in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock;

•	the board of directors obtains such representations, undertakings and agreements from such person as are reasonably necessary to ascertain that such person’s ownership of such shares of capital stock will not now or in the future jeopardize our ability to qualify as a REIT under the Code; and

•	such person agrees that any violation or attempted violation of any of the foregoing restrictions or any such other restrictions that may be imposed by our board of directors will result in the automatic transfer of the shares of stock causing such violation to the Trust (as defined below).

Any amendment, alteration or repeal of this provision of our bylaws shall be valid only if approved by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally in the election of directors.

Our charter also prohibits any person from (a) owning shares of our capital stock if such ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code, (b) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons, (c) owning shares of our capital stock if such ownership would cause any of our income that would otherwise qualify as rents from real property to fail to qualify as such, including as a result of any of our hotel management companies failing to qualify as “eligible independent contractors” under the REIT rules and (d) owning shares of our capital stock if such ownership would result in our failing to qualify as a REIT for federal income tax purposes. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of these restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of directors in its sole discretion, in order to determine or ensure our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in the best interests of the company to attempt to qualify, or continue to qualify, as a REIT.

If any transfer of shares of our capital stock or other event occurs which, if effective, would result in any person beneficially or constructively owning shares of our capital stock in excess or in violation of the above transfer or ownership limitations (a “Prohibited Owner”), then that number of shares of our capital stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the “Trust”) for the exclusive benefit of one or more charitable beneficiaries (the “Charitable Beneficiary”), and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in our charter) prior to the date of such violative transfer. Shares of stock held in the Trust shall be issued and outstanding shares of our capital stock. The Prohibited Owner shall not benefit economically from ownership of any shares of stock held in the Trust, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust (the “Trustee”) shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of stock held in the Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by us that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the Trust, the Trustee shall sell the shares of stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the charter) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to the discovery by us that shares of stock have been transferred to the Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

In addition, shares of our capital stock held in the Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the Trustee has sold the shares of stock held in the Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

In addition, until the completion of our initial public offering, at which time our common stock became “publicly-offered securities” for purposes of certain regulations promulgated under ERISA by the U.S. Department of Labor, or the Plan Assets Regulation, our charter limited equity participation by “benefit plan investors” to less than 25% in the aggregate so that such participation in any class of our equity securities by such “benefit plan investors” would not be deemed “significant.” For such purposes, the terms “benefit plan investors” and “significant” are determined by reference to the Plan Assets Regulation. We believe that, under the Plan Assets Regulation, our common stock should be considered “publicly-offered securities” after our initial public offering and therefore this 25% limitation is no longer applicable to our common stock. However, “benefit plan investors” are prohibited from owning any class of our capital stock that does not qualify as “publicly-offered securities.”

All certificates representing shares of common stock and preferred stock, if any, will bear a legend referring to the restrictions described above.

Each stockholder shall provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common stock or otherwise be in the best interests of our stockholders.

BOOK-ENTRY SECURITIES

We may issue the securities offered by means of this prospectus in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. If securities are issued in book-entry form, they will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. Unless otherwise mentioned in the prospectus supplement, the Depository Trust Company will serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depository’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

DESCRIPTION OF CERTAIN MATERIAL PROVISIONS
OF MARYLAND LAW, OUR CHARTER AND OUR BYLAWS

The following is a summary of certain provisions of our charter and bylaws and Maryland law, does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which have been previously filed with the SEC. See “Where You Can Find More Information.”

Number, Election and Removal of Directors

Our charter and bylaws provide that the number of directors may be set only by our board of directors, but may never be less than the minimum number required by the MGCL. Our bylaws provide that a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director.

We have elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualified.

The charter provides that a director may be removed with or without cause by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast in the election of directors.

Charter Amendments and Extraordinary Corporate Actions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter generally provides that, if such amendment or action is declared advisable by the board of directors and approved by at least 75% of the continuing directors (as defined in the charter), such amendment or action may be approved by the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. If such amendment or action is declared advisable by the board of directors, but does not receive the continuing director approval referred to above, such amendment or action must be approved by stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

Amendment of Bylaws

Our bylaws provide that, with the exception of provisions in our bylaws relating to the business combination and control share provisions of the MGCL and the waiver of the ownership limitations set forth in our charter, which provisions may not be amended without stockholder approval, our board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an “Interested Stockholder”) or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which such Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the Interested Stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. A person is not an Interested Stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an Interested Stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance with any terms and conditions determined by the board.

Our board of directors has adopted a resolution opting out of the business combination provisions of the MGCL. This resolution provides that any alteration or repeal of the resolution by the board of directors shall be valid only if approved, at a meeting duly called, by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors. Our bylaws provide that any such alteration or repeal of the resolution will be valid only if approved, at a meeting duly called, by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors. If this resolution is repealed, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. “Control Shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our capital stock. Our board of directors has the exclusive power to amend, alter or repeal this provision of our bylaws. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board and (b) vest in the board the exclusive power to fix the number of directorships. Additionally, our charter provides, under Section 3-802(b) of the MGCL, that, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

Advance Notice of Director Nominations and New Business

Our bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws and (b) with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the board of directors may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) provided that the board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

If the applicable board resolution is repealed, the business combination provisions and, if the applicable provision in the bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the charter relating to removal of directors and the advance notice provisions of the bylaws, among others, could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF
DIAMONDROCK HOSPITALITY LIMITED PARTNERSHIP

The following is a summary of the material terms of the agreement of limited partnership of our operating partnership, which we refer to as the Partnership Agreement. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Partnership Agreement, a copy of which we have previously filed with the SEC. See “Where You Can Find More Information.” Because, and so long as, we own all of the partnership interests in our operating partnership, we will be able to amend the Partnership Agreement of our operating partnership and we may, from time to time, modify the agreement so that it varies from the description set forth herein.

Management of the Operating Partnership

DiamondRock Hospitality Limited Partnership is a Delaware limited partnership that was formed on May 26, 2004. As sole general partner of the operating partnership, we exercise exclusive and complete responsibility and discretion in our operating partnership’s day-to-day management and control. We can cause our operating partnership to enter into certain major transactions including acquisitions, developments and dispositions of properties and refinancings of existing indebtedness. Currently, our wholly-owned subsidiary, DiamondRock Hospitality, LLC is the only limited partner of our operating partnership. Generally, limited partners may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the Partnership Agreement and as required by applicable law. Certain restrictions under the Partnership Agreement restrict our ability to engage in a business combination as more fully described in “— Extraordinary Transactions” below.

In the event of any conflict in the duties owed by us to our stockholders under applicable law and the fiduciary duties owed by us, as general partner of our operating partnership, to the limited partners, we may act in the best interests of our stockholders without violating our fiduciary duties to the limited partners or being liable for any resulting breach of our duties to the limited partners.

The Partnership Agreement provides that our operating partnership is empowered to do any and all acts and things for the furtherance and accomplishment of our business, including all activities pertaining to the acquisition and operation of our properties, provided that our operating partnership shall not take, and will refrain from taking, any action which, in our judgment could adversely affect our ability to qualify as a REIT.

Removal of the General Partners; Transfer of the General Partner’s Interest

The Partnership Agreement provides that the limited partners may not remove us as general partner of the operating partnership. We may not transfer any of our interests as a general or limited partner in the operating partnership except (i) in connection with certain extraordinary transactions as described below; (ii) if the limited partners holding more than 50% of the units held by limited partners (other than limited partnership units held by us) consent to such transfer; or (iii) to certain of our affiliates.

Amendments of the Partnership Agreement

Amendments to the Partnership Agreement may only be proposed by us as general partner. Generally, the Partnership Agreement may be amended with our approval and the approval of the limited partners holding a majority of all outstanding limited partner units (including limited partner units held by us). Certain amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner in a manner adverse to such limited partner, alter the rights of a partner to receive distributions or allocations, alter or modify the redemption right of a partner in a manner adverse to such partner, or cause the termination of the partnership prior to the time set forth in the Partnership Agreement must be approved by each partner that would be adversely affected by such amendment.

Notwithstanding the foregoing, we will have the power, without the consent of the limited partners, to amend the Partnership Agreement as may be required to:

•	add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•	reflect the admission, substitution, termination or withdrawal of partners in accordance with the Partnership Agreement;

•	set forth and reflect in the Partnership Agreement the designations, rights, powers, duties and preferences of the holders of any additional partnership units issued pursuant to the Partnership Agreement;

•	reflect a change that is of an inconsequential nature and does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the Partnership Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the Partnership Agreement that will not be inconsistent with law or with the provisions of the Partnership Agreement; or

•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

Certain provisions affecting our rights and duties as general partner (e.g., restrictions relating to certain extraordinary transactions involving us or the operating partnership) may not be amended without the approval of a majority of the limited partnership units (excluding limited partnership units held by us).

Redemption Rights

Under the current partnership agreement, limited partners have the right, commencing on or after the first anniversary of the issuance of the units to the limited partners, to require our operating partnership to redeem all or a portion of their units for cash or, at our option, shares of common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. We presently anticipate that we would elect to issue shares of our common stock in exchange for units in connection with each redemption request, rather than having our operating partnership redeem the units for cash. With each redemption or exchange, we would increase our percentage ownership interest in our operating partnership. Limited partners who hold units may exercise this redemption right from time to time, in whole or in part, subject to certain limitations, unless delivery of shares of common stock to a limited partner pursuant to the redemption right would be prohibited by our charter or prohibited by federal or state securities laws or regulations. At this time, no limited partnership units have been issued (other than to us), and that we may issue limited partnership units with rights, preferences and privileges different from those described in this paragraph or in this registration statement of which this prospectus is a part.

Issuance of Additional Units, Common Stock or Convertible Securities

As sole general partner, we have the ability to cause our operating partnership to issue additional partnership units to the partners (including to us). These additional units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, rights, powers and duties as we may determine in our sole and absolute discretion. In addition, we may issue additional shares of our common stock or rights, options, warrants or convertible or exchangeable securities, but only if it causes our operating partnership to issue, to us, partnership units or rights, options, warrants or convertible or exchangeable securities of the operating partnership having designations, preferences and other rights, so that the economic interests of the operating partnership’s units issued are substantially similar to the securities that we have issued. Unless expressly granted by the operating partnership, no limited partner will have preemptive, preferential or similar rights with respect to additional capital contributions to the operating partnership or the issuance or sale of any partnership units.

Tax Matters

As the general partner, we are the tax matters partner of our operating partnership and, as such, have authority to make tax elections under the Code on behalf of our operating partnership.

Extraordinary Transactions

The Partnership Agreement provides that we may not generally engage in any merger, consolidation, or other combination with any other person or sale of all or substantially all of our assets, or any reclassification, recapitalization or change of outstanding shares of our common stock or adopt a plan of liquidation and dissolution (an “extraordinary transaction”) unless the holders of units will receive, or have the opportunity to receive, at least the same consideration per unit as holders of our common stock receive per share of common stock in the transaction. If holders of units will not be treated in this manner in connection with a proposed extraordinary transaction, we cannot engage in such a transaction unless limited partners (other than us) holding more than 50% of the units held by limited partners vote to approve the extraordinary transaction.

We may also engage in an extraordinary transaction without the consent or approval of the limited partners if we engage in a merger, or other combination of assets with another entity and:

•	substantially all of the assets of the surviving entity are held directly or indirectly by the operating partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with the operating partnership;

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the limited partners may exchange their units in the surviving partnership for either the same consideration per unit as holders of our common stock receive per share of common stock in the transaction, or if the ultimate controlling person of the surviving partnership has common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

Term

The operating partnership will continue in full force and effect until 2104, or until sooner dissolved in accordance with the terms of the Partnership Agreement or as otherwise provided by law.

Exculpation and Indemnification of the General Partner

The Partnership Agreement generally provides that we will incur no liability to the operating partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss or liability. In addition, we are not responsible for any misconduct or negligence on the part of our agents, provided we appointed our agents in good faith. We may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action we may take or omit to take in reliance upon the opinion of such persons, as to matters that we reasonably believe to be within such persons’ professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Partnership Agreement also provides for indemnification of us, our directors and officers, limited partners and such other persons as we may from time to time designate against any losses, claims, damages, judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with the preceding unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

FEDERAL INCOME TAX CONSIDERATIONS RELATED TO OUR REIT ELECTION

The following summary outlines certain U.S. federal income tax considerations related to our REIT status which we anticipate to be material to holders of our securities. This summary does not attempt to address any aspects of federal income taxation that may be relevant to your ownership of our securities. Instead, the material federal income tax considerations relating to your ownership and sale or other disposition of our securities will be provided in the applicable prospectus supplement that relates to those securities. Your tax treatment will vary depending upon the terms of the specific securities that you acquire, as well as your particular situation. Moreover, this summary does not address any foreign, state, or local tax consequences of our election to be taxed as a REIT. The provisions of the Code concerning the federal income tax treatment of a REIT are highly technical and complex; the following discussion sets forth only certain aspects of those provisions. This summary is intended to provide you with general information only and is not intended as a substitute for careful tax planning.

This summary is based on provisions of the Code, applicable final and temporary Treasury Regulations, judicial decisions, and administrative rulings and practice, all in effect as of the date of this prospectus, and should not be construed as legal advice. No assurance can be given that future legislative or administrative changes or judicial decisions will not affect the accuracy of the descriptions or conclusions contained in this summary. In addition, any such changes may be retroactive and apply to transactions entered into prior to the date of their enactment, promulgation or release. We do not expect to seek a ruling from the Internal Revenue Service, or IRS, regarding any of the federal income tax issues discussed in this prospectus, and no assurance can be given that the IRS will not challenge any of the positions we take and that such a challenge will not succeed. Prospective purchasers of our securities are urged to consult their own tax advisors prior to any investment in our securities concerning the potential federal, state, local, and foreign tax consequences of the investment with specific reference to their own tax situations. Prospective purchasers also are urged to refer to the applicable prospectus supplement for any amendments or changes to this summary.

Except as otherwise noted, references in this discussion of “Federal Income Tax Considerations” to “we,” “our,” “us” and “our company” refer to DiamondRock Hospitality Company and not our taxable REIT subsidiaries.

Taxation of Our Company

We have elected to be taxed as a REIT starting with the calendar year ended December 31, 2005 and for subsequent taxable years. We decided to be taxed as a C corporation for 2004 and defer the REIT election until 2005. Beginning January 1, 2005, we believe we have qualified as a REIT, and except as otherwise noted, the following discussion assumes that we qualify as a REIT effective January 1, 2005.

In connection with this filing, we will receive an opinion of Goodwin Procter LLP that, commencing with our taxable year ended December 31, 2005, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and our current and proposed ownership and operations will allow us to satisfy the requirements for qualification and taxation as a REIT under the Code for our taxable year ended December 31, 2005 and for subsequent taxable years. The opinion of Goodwin Procter LLP will be based on various assumptions and on our representations to Goodwin Procter LLP concerning our current and continuing organization, our prior, current and proposed ownership and operations, and our stockholders’ current and future relationships with our hotel management companies, and other matters relating to our ability to qualify as a REIT. The opinion will be expressly conditioned upon the accuracy of such assumptions and representations, which Goodwin Procter LLP will not verify. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and the absence of prohibited relationships with our hotel management companies, the various and complex REIT qualification tests imposed under the Code, the results of which will not be reviewed or verified by Goodwin Procter LLP. See “— Qualification as a REIT” below. Accordingly, no assurance can be given that we will in fact satisfy such requirements. The opinion of Goodwin Procter LLP will be based upon current law, which is subject to change either prospectively or retroactively. Changes in applicable law could modify the conclusions expressed in the opinion. Moreover, unlike a ruling from the IRS, an opinion of Goodwin Procter LLP is not binding on the IRS, and no assurance can be given that the IRS could not successfully challenge our status as a REIT.

If we qualify as a REIT, we generally will be allowed to deduct dividends paid to our stockholders, and, as a result, we generally will not be subject to federal income tax on that portion of our ordinary income or net capital gain that we currently distribute to our stockholders. We expect to make distributions to our stockholders on a regular basis as necessary to avoid material federal income tax and to comply with the REIT requirements. See “— Qualification as a REIT — Annual Distribution Requirements” below.

Notwithstanding the foregoing, even if we qualify for taxation as a REIT, we nonetheless may be subject to federal income tax in certain circumstances, including the following:

•	We will be required to pay federal income tax on our undistributed taxable income, including net capital gain;

•	We may be subject to the “alternative minimum tax”;

•	We may be subject to tax at the highest corporate rate on certain income from “foreclosure property” (generally, property acquired by reason of default on a lease or indebtedness held by us);

•	We will be subject to a 100% federal income tax on net income from “prohibited transactions” (generally, certain sales or other dispositions of property, sometimes referred to as “dealer property,” held primarily for sale to customers in the ordinary course of business) unless such property has been held by us for two years (four years if such property was sold before July 30, 2008) and certain other requirements are satisfied or the gain is realized in a TRS;

•	If we fail to satisfy the 75% gross income test or the 95% gross income test (discussed below), but nonetheless maintain our qualification as a REIT pursuant to certain relief provisions, we will be subject to a 100% federal income tax on the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which we fail the 95% gross income test, multiplied by a fraction intended to reflect our profitability;

•	If we fail to satisfy any of the asset tests, other than the 5% or the 10% asset tests that qualify under the De Minimis Exception, and the failure qualifies under the General Exception, as described below under “— Qualification as a REIT — Asset Tests,” then we will have to pay an excise tax equal to the greater of (i) $50,000; and (ii) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest federal income tax applicable to corporations;

•	If we fail to satisfy any REIT requirements other than the income test or asset test requirements, described below under “— Qualification as a REIT — Income Tests” and “— Qualification as a REIT — Asset Tests,” respectively, and we qualify for a reasonable cause exception, then we will have to pay a penalty equal to $50,000 for each such failure;

•	We will be subject to a 4% excise tax if certain distribution requirements are not satisfied;

•	Because we were a C corporation for our taxable year ended December 31, 2004, we generally will be subject to a corporate-level tax on a taxable disposition of any appreciated asset we hold as of the effective date of our REIT election, which was January 1, 2005. Specifically, if we dispose of a built-in-gain asset in a taxable transaction prior to tenth anniversary of the effective date of our REIT election, we would be subject to tax at the highest regular corporate rate (currently 35%) on the lesser of the gain recognized and the asset’s built-in-gain;

•	If we dispose of an asset acquired by us from a C corporation in a transaction in which we took the C corporation’s tax basis in the asset, we may be subject to tax at the highest regular corporate rate on the appreciation inherent in such asset as of the date of acquisition by us;

•	We will be required to pay a 100% tax on any redetermined rents, redetermined deductions, and excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our non-TRS tenants by one of our TRSs. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS lessee or other TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations; and

•	Income earned by our TRS lessees, Bloodstone TRS, Inc. and certain other TRSs will be subject to tax at regular corporate rates.

No assurance can be given that the amount of any such federal income taxes will not be substantial. We note that the assets we acquired during 2004 were acquired on or after October 27, 2004, and we do not believe the built-in gain in such assets as of January 1, 2005 was material. Accordingly, we do not expect to be subject to significant corporate tax liabilities if we decide to sell an asset we acquired in 2004 within the 10-year period following the effective date of our REIT election.

Qualification as a REIT

In General

The REIT provisions of the Code apply to a domestic corporation, trust, or association (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that properly elects to be taxed as a REIT, (iv) that is neither a financial institution nor an insurance company, (v) that uses a calendar year for federal income tax purposes and complies with applicable recordkeeping requirements, and (vi) that meets the additional requirements discussed below.

Ownership Tests

Commencing with our second REIT taxable year, which was the calendar year ended December 31, 2006, (i) the beneficial ownership of our common stock must be held by 100 or more persons during at least 335 days of a 12-month taxable year (or during a proportionate part of the taxable year of less than 12 months) for each of our taxable years and (ii) during the last half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by or for five or fewer individuals (the “5/50 Test”). Stock ownership for purposes for the 5/50 Test is determined by applying the constructive ownership provisions of Section 544(a) of the Code, subject to certain modifications. The term “individual” for purposes of the 5/50 Test includes a private foundation, a trust providing for the payment of supplemental unemployment compensation benefits, and a portion of a trust permanently set aside or to be used exclusively for charitable purposes. A qualified trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code generally is not treated as an individual; rather, shares held by it are treated as owned proportionately by its beneficiaries. However, if (i) treating qualified trusts as individuals would cause us to fail the 5/50 Test and (ii) we are “predominantly held” by qualified trusts, we will be treated as a “pension-held REIT.” We will be “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% by value of our stock or (ii) one or more qualified trusts, each owning more than 10% by value of our stock, hold in the aggregate more than 50% by value of our stock. In the event we are a pension held REIT, a qualified trust owning 10% or more of our shares should expect to recognize UBTI as a result of its investment. We cannot assure you that we will never be treated as a pension held REIT. Before making an investment in shares of our common stock, a tax-exempt stockholder should consult its own tax advisors with regard to UBTI and the suitability of the investment in our stock.

We believe we have issued sufficient common stock to satisfy the above ownership requirements. In addition, our charter restricts ownership and transfers of our stock that would violate these requirements, although these restrictions may not be effective in all circumstances to prevent a violation. We will be deemed to have satisfied the 5/50 Test for a particular taxable year if we have complied with all the requirements for ascertaining the ownership of our outstanding stock in that taxable year and have no reason to know that we have violated the 5/50 Test.

Income Tests

In order to maintain qualification as a REIT, we must annually satisfy two gross income requirements:

1) First, at least 75% of our gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property or from certain types of temporary investments (or any combination thereof). Qualifying income for the purposes of this 75% gross income test generally includes: (a) rents from real property, (b) interest on debt secured by mortgages on real property or on interests in real property, (c) dividends or other distributions on, and gain from the sale of, shares in other REITs, (d) gain from the sale of real estate assets (other than gain from prohibited transactions), (e) income and gain derived from foreclosure property, and (f) income from certain types of temporary investments; and

2) Second, in general, at least 95% of our gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived from the real property investments described above and from other types of dividends and interest, gain from the sale or disposition of stock or securities that are not dealer property, or any combination of the above.

For purposes of the 75% and the 95% gross income tests, we are treated as receiving our proportionate share of our operating partnership’s gross income.

If we fail to satisfy one or both of the 75% or the 95% gross income tests, we may nevertheless qualify as a REIT for a particular year if we are entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect and we file a schedule describing each item of our gross income for such year(s) in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “— Taxation of Our Company,” even if these relief provisions were to apply, we would be subject to federal income tax with respect to our excess net income.

Foreclosure property.  Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Hedging transactions.  We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent as may be provided by future Treasury Regulations, any income from a hedging transaction which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% and 75% gross income tests, provided that the hedging transaction is entered into after July 30, 2008 (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (ii) primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. Prior to July 30, 2008, the rules applicable to hedging transactions were more restrictive. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

Foreign Currency Gains.

In addition to the Frenchman’s Reef & Morning Star Marriott Beach Resort, we may acquire other properties located outside of the United States in the future, through a taxable REIT subsidiary or otherwise. We do not have any foreign currency gains in connection with our investment in Frenchman’s Reef & Morning Star Marriott Beach Resort. Any foreign currency gains recognized after July 30, 2008, to the extent attributable to specified assets or items of qualifying income or gain for purposes of the 75% or 95% gross income test, generally will not constitute gross income for purposes of the applicable test, and therefore will be exempt from such test, provided we do not deal in or engage in substantial and regular trading in securities, which we do not intend to do.

Hotels

Operating revenues from our hotels are not qualifying income for purposes of either the 75% or the 95% gross income test. Accordingly, in order for us to generate qualifying income with respect to our hotel investments under the REIT rules, we must master-lease our hotels. Specifically, our operating partnership has formed a subsidiary, Bloodstone TRS, Inc., that has elected to be treated as our TRS and may, in the future, form other subsidiaries that elect to be treated as our TRSs. Bloodstone TRS, Inc. has formed subsidiaries (each a “TRS lessee”) that master-lease hotels from the operating partnership (or subsidiaries of the operating partnership). We expect to form additional TRS lessees (under Bloodstone TRS, Inc. or other of our TRSs) as we acquire additional properties. In certain instances we may own a hotel through a TRS. For example, we have elected to treat DiamondRock Frenchman’s Owner, Inc., through which we hold the Frenchman’s Reef & Morning Star Marriott Beach Resort, as a TRS and we may hold other non-U.S. investments through TRSs. One or more hotel management companies will manage the hotels leased to each TRS lessee or owned by a TRS. We also may lease a hotel to an unrelated lessee.

In general, rent paid by a related party tenant, such as a TRS lessee, is not qualifying “rents from real property” for purposes of the REIT gross income tests, but rent paid by a TRS lessee to our operating partnership with respect to a lease of a “qualified lodging facility” from the operating partnership can be qualifying rents from real property under the REIT rules as long as such TRS lessee does not directly or indirectly operate or manage any hotel or provide rights to any brand name under which any hotel is operated. Instead, the hotel must be operated on behalf of the TRS lessee by a person who qualifies as an “eligible independent contractor,” defined as an “independent contractor” who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee. See “— Investments in Taxable REIT Subsidiaries” below for a further discussion of the issue and a discussion of the definition of an “independent contractor” and the qualification of Marriott (or another hotel management company) as an “eligible independent contractor.” A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, provided that wagering activities are not conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. We believe that our hotels are qualified lodging facilities. Rent paid by a TRS lessee that failed to qualify as rents from real property under the REIT rules would be non-qualifying income for purposes of the REIT gross income tests.

Two other limitations may affect our ability to treat rent paid by a TRS lessee or other lessee as qualifying rents from real property under the REIT rules. If the rent attributable to personal property leased by the TRS lessee (or other lessee) in connection with a lease of real property is greater than 15% of the total rent under the lease, then the portion of the rent attributable to such personal property will not qualify as rents from real property. Also, an amount received or accrued will not qualify as rents from real property for purposes of either the 75% or the 95% gross income test if it is based in whole or in part on the income or profits derived by any person from such property. However, an amount received or accrued will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. To comply with the limitation on rents attributable to personal property, a TRS lessee may acquire furnishings, equipment, and/or personal property used in hotel, at least to the extent that they exceed this 15% limit. To comply with the prohibition on rent based on net income, the leases will provide that each TRS lessee is obligated to pay our operating partnership a minimum base rent together with a gross percentage rent, at rates intended to equal market rental rates.

In addition, rent paid by a TRS lessee or other lessee that leases a hotel from our operating partnership will constitute rents from real property for purposes of the REIT gross income tests only if the lease is respected as a true lease for federal income tax purposes and is not treated as a service contract, joint venture, or some other type of arrangement. The determination of whether a lease is a true lease depends upon an analysis of all the surrounding facts and circumstances. We believe that the leases with our TRS lessees should be treated as true leases. However, that there are no controlling regulations, published administrative rulings, or judicial decisions involving leases with terms substantially similar to the leases between our operating partnership and the TRS lessees that discuss whether the leases constitute true leases for federal income tax purposes. Thus, there can be no assurance that the IRS will not assert a contrary position and that a court will not sustain such a challenge. If any leases between our operating partnership and a TRS lessee are re-characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payment that we receive from such TRS lessee would not be considered rent or would otherwise fail the various requirements for qualification as rents from real property.

Finally, for rents received by or attributed to us to qualify as rents from real property, we generally must not furnish or render any services to tenants, other than through a TRS or an independent contractor from whom we derive no income, except that we and our operating partnership may directly provide services that are “usually or customarily rendered” in connection with the rental of properties for occupancy only, or are not otherwise considered rendered to the occupant “for his convenience.” Neither we nor our operating partnership provides, or intends to provide, any services to our TRSs, TRS lessees or any other tenants.

We believe that, for purposes of both the 75% and the 95% gross income tests, our operating partnership’s investments in hotels generally give rise to qualifying income in the form of rents from real property, and that gains on the sales of the hotels will also constitute qualifying income. However, no assurance can be given that either the rents or the gains will constitute qualifying income. In that case, we may not be able to satisfy either the 75% or the 95% gross income test and, as a result, could lose our REIT status.

We hold the Frenchman’s Reef & Morning Star Marriott Beach Resort through a Cayman Islands corporation that holds a U.S. Virgin Islands corporation that we have elected to be treated as our TRS. In the case of hotels owned, rather than leased, by a TRS, dividends paid by such TRS of its earnings and gains from the sale of stock of such a TRS would not be qualifying income for purposes of the 75% gross income test, although such dividends and gains would be qualifying income for purposes of the 95% gross income test.

Asset Tests

At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature of our assets. First, real estate assets, cash and cash items, and government securities must represent at least 75% of the value of our total assets. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments that are not included in the 75% asset class and that are not securities of our TRS lessees or other TRSs, (i) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets and (ii) we may not own more than 10% by vote or by value of any one issuer’s outstanding securities. For purposes of the 10% value test, debt instruments issued by a partnership are not classified as “securities” to the extent of our interest as a partner in such partnership (based on our proportionate share of the partnership’s equity interests and certain debt securities) or if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term “securities” also does not include debt securities issued by another REIT, certain “straight debt” securities (for example, qualifying debt securities of a corporation of which we own no more than a de minimis amount of equity interest), loans to individuals or estates, and accrued obligations to pay rent. Fourth, securities of our TRS lessees or other TRSs cannot represent more than 25% (20% for taxable years beginning before July 31, 2008) of our total assets. Although we believe that we have met and intend to continue to meet these asset tests, no assurance can be given that we will be able to do so. For purposes of these asset tests, we are treated as holding our proportionate share of our operating partnership’s assets.

We will monitor the status of our assets for purposes of the various asset tests and will endeavor to manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if one of the following exceptions applies:

•	We satisfied the asset tests at the end of the preceding calendar quarter, and the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets; or

•	We eliminate any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Moreover, if we fail to satisfy the asset tests at the end of a calendar quarter during a taxable year, we will not lose our REIT status if one of the following additional exceptions applies:

•	De Minimis Exception: The failure is due to a violation of the 5% or 10% asset tests referenced above and is “de minimis” (meaning that the failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million), and we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after our identification of the failure; or

•	General Exception: All of the following requirements are satisfied: (i) the failure is not due to a “de minimis” violation of the 5% or 10% asset tests (as defined above), (ii) the failure is due to reasonable cause and not willful neglect, (iii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iv) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after the last day of the quarter in which our identification of the failure occurred, and (v) we pay an excise tax as described above in “— Taxation of Our Company.”

Annual Distribution Requirements

In order to qualify as a REIT, we must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (determined without regard to the dividends paid deduction and by excluding any net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. We may satisfy our distribution requirement in part by paying a taxable stock dividend.

To the extent that we do not distribute all of our net capital gain and REIT taxable income, we will be subject to tax on the undistributed amount at corporate capital gains and ordinary tax rates, respectively. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year, and (iii) any undistributed ordinary income and capital gain net income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

In addition, dividends we pay must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid paying preferential dividends, we must treat every stockholder of the class of stock with respect to which we make a distribution the same as every other stockholder of that class, and we must not treat any class of stock other than according to its dividend rights as a class.

We may retain and pay income tax on net long-term capital gains we received during the tax year. To the extent we so elect, (i) each stockholder must include in its income (as long-term capital gains) its proportionate share of our undistributed long-term capital gains, (ii) each stockholder’s basis in its shares of our stock is increased by the included amount of the undistributed long-term capital gains, and (iii) each stockholder is deemed to have paid, and receives a credit for, its proportionate share of the tax paid by us on the undistributed long-term capital gains.

To qualify as a REIT, we may not have, at the end of any taxable year, any undistributed earnings and profits accumulated in any non-REIT taxable year. Our non-REIT earnings and profits include any earnings and profits we accumulated before the effective date of our REIT election, which was January 1, 2005. We distributed sufficient earnings and profits before December 31, 2005 to eliminate any non-REIT earnings and profits, which distributions were in addition to distributions we were required to make to satisfy the 90% distribution test (as discussed above) and avoid incurring tax on our undistributed income.

Failure to Qualify

If we fail to qualify as a REIT and such failure is not an asset test or income test failure, we generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 with respect to such failure.

If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we generally will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to our stockholders will be taxable as dividend income. Subject to certain limitations in the Code, corporate stockholders may be eligible for the dividends received deduction, and individual, trust and estate stockholders may be eligible to treat the dividends received from us as qualified dividend income taxable as net capital gains, under the provisions of Section 1(h)(11) of the Code, through the end of 2010. Unless entitled to relief under specific statutory provisions, we also will be ineligible to elect REIT status again prior to the fifth taxable year following the first year in which we failed to qualify as a REIT under the Code.

Our qualification as a REIT for federal income tax purposes will depend on our continuing to meet the various requirements summarized above governing the ownership of our outstanding shares, the nature of our assets, the sources of our income, and the amount of our distributions to our stockholders. Although we intend to operate in a manner that will enable us to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may become impossible or impracticable for us.

Qualified REIT Subsidiaries and Disregarded Entities

If we own a corporate subsidiary that is a “qualified REIT subsidiary” (“QRS”), or if we or our operating partnership own 100% of the membership interests in a limited liability company or other unincorporated entity that does not elect to be treated as a corporation for federal income tax purposes, the separate existence of the QRS, limited liability company or other unincorporated entity generally will be disregarded for federal income tax purposes. Generally, a QRS is a corporation, other than a TRS, all of the stock of which is owned by a REIT. A limited liability company or other unincorporated entity 100% owned by a single member that does not elect to be treated as a corporation for federal income tax purposes generally is disregarded as an entity separate from its owner for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of the QRS or disregarded entity will be treated as assets, liabilities, and items of income, deduction, and credit of its owner. If we own a QRS or a disregarded entity, neither will be subject to federal corporate income taxation, although such entities may be subject to state and local taxation in some states.

Taxation of the Operating Partnership

Our operating partnership currently is a disregarded entity because we own 100% of the interests in it, directly or through other disregarded entities. If we admit other limited partners, our operating partnership will be treated as a partnership for tax purposes, as described below.

Under the Code, a partnership is not subject to federal income tax, but is required to file a partnership tax information return each year. In general, the character of each partner’s share of each item of income, gain, loss, deduction, credit, and tax preference is determined at the partnership level. Each partner is then allocated a distributive share of such items in accordance with the partnership agreement and is required to take such items into account in determining the partner’s income. Each partner includes such amount in income for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any cash distributions from the partnership. Cash distributions, if any, from a partnership to a partner generally are not taxable unless and to the extent they exceed the partner’s basis in its partnership interest immediately before the distribution. Any amounts in excess of such tax basis will generally be treated as a sale of such partner’s interest in the partnership.

If and when our operating partnership becomes taxable as a partnership, rather than a disregarded entity, we generally will be treated for federal income tax purposes as contributing our properties to the operating partnership at such time. If our properties are appreciated at such time, we could recognize a smaller share of tax depreciation, and a larger share of tax gain on sale, from such properties subsequent to that deemed contribution, as compared to our percentage interest in the operating partnership. This deemed contribution also could trigger tax gain in some circumstances, but we expect to structure the admission of outside partners in a manner that should avoid any such gain.

As noted above, for purposes of the REIT income and asset tests, we are treated as holding or receiving our proportionate share of our operating partnership’s income and assets, respectively. We control, and intend to continue to control, our operating partnership and intend to operate it consistently with the requirements for our qualification as a REIT.

We may use our operating partnership to acquire hotels in exchange for operating partnership units, in order to permit the sellers of such properties to defer recognition of their tax gain. In such a transaction, our initial tax basis in the hotels acquired generally will be less than the purchase price of the hotels. Consequently, our depreciation deductions for such properties may be less, and our tax gain on a sale of such properties may be more, than the deductions or gain, respectively, that we would have if we acquired these properties in taxable transactions. In addition, we may issue equity compensation to employees in the form of interests in our operating partnership that provides for capital gain treatment to the employees but does not generate a corresponding deduction for our operating partnership.

The discussion above assumes our operating partnership will be treated as a “partnership” for federal income tax purposes once it is no longer treated as a disregarded entity. Generally, a domestic unincorporated entity such as our operating partnership with two or more partners is treated as a partnership for federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain “publicly traded partnerships” are treated as corporations for federal income tax purposes. Once our operating partnership is no longer a disregarded entity for federal income tax purposes, we intend to comply with one or more exceptions from treatment as a corporation under the publicly traded partnership rules. Failure to qualify for such an exception would prevent us from qualifying as a REIT.

Investments in Taxable REIT Subsidiaries

We and each subsidiary intended to qualify as a TRS has made (or will make, as applicable) a joint election for such subsidiary to be treated as a taxable REIT subsidiary of our REIT. A domestic TRS (or a foreign TRS with income from a U.S. business) pays federal, state, and local income taxes at the full applicable corporate rates on its taxable income prior to payment of any dividends. Thus, for example, Bloodstone TRS, Inc. generally will pay U.S. corporate tax on key money and yield support when it is paid, notwithstanding the treatment of key money and yield support payments for accounting purposes. A TRS owning or leasing a hotel outside of the U.S., such as DiamondRock Frenchman’s Owner, Inc., may pay foreign taxes. The taxes owed by our TRSs could be substantial. To the extent that our TRSs are required to pay federal, state, local, or foreign taxes, the cash available for distribution by us will be reduced accordingly.

A TRS is permitted to engage in certain kinds of activities that cannot be performed directly by us without jeopardizing our REIT status. A TRS is subject to limitations on the deductibility of payments made to us which could materially increase its taxable income and also is subject to prohibited transaction taxes on certain other payments made, directly or indirectly, to us. We will be subject to a 100% tax on the amounts of any rents from real property, deductions, or excess interest received from a TRS that would be reduced through reapportionment under Section 482 of the Code in order to more clearly reflect the income of the TRS. In particular, this 100% tax would apply to our share of any rent paid by a TRS lessee that was determined to be in excess of a market rate rent.

As discussed above in “— Qualification as a REIT — Income Tests,” Bloodstone TRS, Inc., through our TRS lessees, leases qualified lodging facilities from our operating partnership (or its affiliates) and a TRS may own hotels (such as DiamondRock Frenchman’s Owner, Inc. that owns Frenchman’s Reef & Morning Star Marriott Beach Resort). However, a TRS may not directly or indirectly operate or manage any hotel or provide rights to any brand name under which any hotel is operated. Specifically, rents paid by a TRS lessee can qualify as rents from real property only so long as the property is operated and managed on behalf of the TRS lessee by an “eligible independent contractor,” which is a person (or entity) that satisfies the following requirements: (i) such person is, or is related to a person who is, actively engaged in the trade or business of operating qualified lodging facilities for any person unrelated to us or the TRS lessee; (ii) such person does not own, directly or indirectly, more than 35% of our stock; and (iii) not more than 35% of such person is owned, directly or indirectly, by one or more persons owning 35% or more of our stock. For purposes of determining whether these ownership limits are satisfied, actual ownership as well as constructive ownership under the rules of Section 318 of the Code (with certain modifications) is taken into account. For example, (a) interests owned by a partnership are also treated as owned proportionately by its partners, (b) interests held by a partner with a 25% or greater share of partnership capital interests or profits interests are also treated as owned by the partnership, (c) interests held by a 10% or greater stockholder are also treated as held by the corporation, and (d) interests held by a corporation are also treated as held by a 10% or greater stockholder (in the proportion that such stockholder’s stock bears to all the stock of the corporation). However, if any class of our stock or the stock of a person attempting to qualify as an eligible independent contractor is regularly traded on an established securities market, only persons who own, directly or indirectly, more than 5% of such class of stock shall be taken into account as owning any of the stock of such class for purposes of applying the 35% limitation described in clause (iii) above. In addition, the IRS has ruled to the effect that an advisor or similar fiduciary to a REIT cannot also qualify as an eligible independent contractor with respect to the REIT.

Each TRS lessee (and any other of our TRSs that owns an interest in our hotels) has hired (or will hire) a hotel management company that we believe qualifies as an eligible independent contractor to manage and operate the hotels leased by (or owned through) the TRS. We believe that Marriott has qualified, and Marriott intends to continue to qualify, as an eligible independent contractor. In that regard, constructive ownership under Section 318 of the Code resulting, for example, from relationships between Marriott and our other stockholder could impact Marriott’s ability to satisfy the applicable ownership limit. Because of the broad scope of the attribution rules of Section 318 of the Code, it is possible that not all prohibited relationships will be identified and avoided. The existence of such a relationship would disqualify Marriott (or another hotel management company) as an eligible independent contractor, which would in turn disqualify us as a REIT. Our charter restricts ownership and transfer of our shares in a manner intended to facilitate continuous qualification of Marriott (or another hotel management company) as an eligible independent contractor, but no assurances can be given that such transfer and ownership restrictions have or will ensure that Marriott (or another hotel management company), in fact, has been or will be an eligible independent contractor. As noted above, Goodwin Procter LLP’s opinion as to REIT qualification is based upon our representations and covenants as to the absence of such relationships. Marriott’s failure to qualify as an eligible independent contractor does not give us the right to terminate the management agreement.

State, Local, and Foreign Tax

We may be subject to state, local and foreign tax in states, localities and foreign countries in which we do business or own property. The tax treatment applicable to us and our stockholders in such jurisdictions may differ from the federal income tax treatment described above.

Stockholders should consult the applicable prospectus supplement, as well as their own tax advisers, for further information about federal, state, local, and other tax consequences of investing in the securities offered by the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by means of this prospectus domestically or abroad, in one or more transactions, including block transactions and transactions on the NYSE or on a delayed or continuous basis:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers, including our affiliates;

•	directly to stockholders;

•	through a combination of any of these methods of sales; or

•	in any manner, as provided in the applicable prospectus supplement.

In addition, we may issue the securities as a dividend or distribution to our existing securities holders. The prospectus supplement relating to the offer and sale of such securities will include:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions, or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be issued.

The securities may be sold at (i) a fixed price or prices which may be changed, (ii) market prices prevailing at the time of sale, (iii) prices related to the prevailing market prices at the time of sale, or (iv) negotiated prices. The consideration may be cash or another form negotiated by the parties.

If we use underwriters for a sale of securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. The securities may be offered to the public through underwriting syndicates represented by managing underwriters, or directly by the underwriters. Generally, the underwriters’ obligation to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities. In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom the underwriters may acts as agents. Their compensation may be in the form of discounts, concessions or commissions.

Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which maybe changed from time to time) from the underwriters and/or from the purchasers for whom they act as agent.

We may agree to sell the securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters’ purchase price for the securities based on changes in the market value of the securities.

Offers to purchase the securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of securities will be set forth in the prospectus supplement, and any commission payable by us to such agent will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and sales thereof may be made by us directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction prices, if utilized, will be described in the proxy supplement related thereto.

We may from time to time engage a firm to act as our agent for one or more offerings of our securities. We sometimes refer to this agent as our “offering agent.” If we reach agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, than the offering agent will try to sell such securities on the agreed terms. The offering agent could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the NYSE, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any sales effected through an “at the market” offering.

If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular offered securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any purchaser under these contracts will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject.

Unless we specify otherwise in the applicable prospectus supplement, any series of securities issued hereunder will be a new issue with no established trading market (other than our common stock, which is listed on the NYSE). If we sell any shares of our common stock pursuant to a prospectus supplement, such shares will be listed on the NYSE, subject to official notice of issuance. We may elect to list any other securities issued hereunder on any exchange, but we are not obligated to do so. Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the prices of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Certain of the underwriters, dealers or agents and their affiliates and associates may engage in transactions with and perform services for us in the ordinary course of their business for which they receive compensation.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Goodwin Procter LLP. Goodwin Procter LLP has also issued an opinion to us regarding certain tax matters described under “Federal Income Tax Considerations Related to Our REIT Election.”

EXPERTS

The consolidated financial statements and schedules of DiamondRock Hospitality Company as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, we maintain a website that contains information about us at www.drhc.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or documents we file with or furnish to the SEC.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2008;

•	our Quarterly Report on Form 10-Q filed on October 15, 2008;

•	our Quarterly Report on Form 10-Q filed on July 22, 2008;

•	our Quarterly Report on Form 10-Q filed on April 29, 2008;

•	our Current Report on Form 8-K filed on December 30, 2008;

•	our Current Report on Form 8-K filed on December 15, 2008;

•	our Current Report on Form 8-K filed on December 2, 2008;

•	our Current Report on Form 8-K filed on October 15, 2008;

•	our Current Report on Form 8-K filed on August 13, 2008;

•	our Current Report on Form 8-K filed on July 7, 2008;

•	our Current Report on Form 8-K filed on March 11, 2008;

•	our Current Report on Form 8-K filed on March 6, 2008;

•	The description of our common stock, $0.01 par value per share, contained in our Registration Statement on Form 8-A filed on May 25, 2005, including any amendment or report filed for the purpose of updating such description (file number 001-32514); and

•	all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus and prior to the termination of the offering of the underlying securities; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may request a copy of these documents, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing us at the following address or calling us at the telephone number listed below or via the Internet at the website listed below:

DiamondRock Hospitality Company
6903 Rockledge Drive, Suite 800
Bethesda, MD 20817
Attention: Investor Relations
(240) 744-1150
Internet Website: www.dhrc.com

Readers should rely on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. Readers should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document.

The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates.

SEC Registration Fee	$7,860
Printing Expenses	$25,000
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$35,000
Miscellaneous	$5,000

Total	$82,860

Item 15.	Indemnification of Directors and Officers.

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate our company to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her serving in any of the foregoing capacities. Our bylaws obligate our company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made, or is threatened to be made, a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to our employees or agents and any employee or agent of our predecessor.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

We have entered into indemnification agreements with each of our executive officers and directors that will obligate us to indemnify them to the maximum extent permitted by Maryland law. Insofar as the agreements permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

1	.1*	Form of Underwriting Agreement
3	.1.1	Articles of Amendment and Restatement of the Articles of Incorporation of DiamondRock Hospitality Company (incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the Securities and Exchange Commission (File no. 333-123065))
3	.1.2	Amendment to the Articles of Amendment and Restatement of the Articles of Incorporation of DiamondRock Hospitality Company (incorporated by reference to the Registrant’s Current Report on Form 8-K dated January 9, 2007)
3	.2.1	Second Amended and Restated Bylaws of DiamondRock Hospitality Company (incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the Securities and Exchange Commission (File no. 333-123065))
3	.2.2	Amendment No. 1 to Second Amended and Restated Bylaws of DiamondRock Hospitality Company (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2006)
4.1		Specimen of the Certificate Representing the Registrant’s Common Stock (incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the Securities and Exchange Commission (File no. 333-123065))
4	.2*	Form of Preferred Stock Certificate
4	.3*	Form or Depositary Receipt
4	.4*	Form of Deposit Agreement for Depositary Shares
4	.5*	Form of Warrant Agreement and Warrant Certificate
5.1		Opinion of Goodwin Procter LLP regarding legality of the securities being registered
8.1		Opinion of Goodwin Procter LLP regarding certain tax matters
10.1		Agreement of Limited Partnership of DiamondRock Hospitality Limited Partnership, dated as of June 4, 2004 (incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the Securities and Exchange Commission (File no. 333-123065))
12.1		Computation of Ratio Earnings to Combined Fixed Charges and Preferred Dividends
23.1		Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.2		Consent of KPMG LLP
24.1		Power of Attorney (included on the signature page of this Registration Statement)

*	To be filed either by amendment or incorporated by reference in connection with the offering of specific securities.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

With respect to any offering in which securities are to be offered to existing security holders pursuant to warrants or rights and any securities not taken by security holders are to be reoffered to the public, the registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 26th day of February, 2009.

DIAMONDROCK HOSPITALITY COMPANY

By:	/s/ MICHAEL D. SCHECTER
Name:     Michael D. Schecter

Title:	Executive Vice President,
General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Michael D. Schecter with the power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her or in his or her name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Post-Effective Amendment No. 1 to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, and in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to sign any abbreviated registration statements and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the date indicated.

By:	/s/ WILLIAM W. MCCARTEN	February 26, 2009
Name:	William W. McCarten
Title:	Executive Chairman of the Board, Director

By:	/s/ JOHN L. WILLIAMS	February 26, 2009
Name:	John L. Williams
Title:	President, Chief Operating Officer and Director

By:	/s/ MARK W. BRUGGER	February 26, 2009
Name:	Mark W. Brugger
Title:	Chief Executive Officer and Director

By:	/s/ SEAN M. MAHONEY	February 26, 2009
Name:	Sean M. Mahoney
Title:	Executive Vice President, Chief Financial Officer and Treasurer

By:	/s/ DANIEL J. ALTOBELLO	February 26, 2009
Name:	Daniel J. Altobello
Title:	Director

By:	/s/ W. ROBERT GRAFTON	February 26, 2009
Name:	W. Robert Grafton
Title:	Lead Director

By:	/s/ MAUREEN L. MCAVEY	February 26, 2009
Name:	Maureen L. McAvey
Title:	Director

By:	/s/ GILBERT T. RAY	February 26, 2009
Name:	Gilbert T. Ray
Title:	Director

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
3	.1.1	Articles of Amendment and Restatement of the Articles of Incorporation of DiamondRock Hospitality Company (incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the Securities and Exchange Commission (File no. 333-123065))
3	.1.2	Amendment to the Articles of Amendment and Restatement of the Articles of Incorporation of DiamondRock Hospitality Company (incorporated by reference to the Registrant’s Current Report on Form 8-K dated January 9, 2007)
3	.2.1	Second Amended and Restated Bylaws of DiamondRock Hospitality Company (incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the Securities and Exchange Commission (File no. 333-123065))
3	.2.2	Amendment No. 1 to Second Amended and Restated Bylaws of DiamondRock Hospitality Company (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2006)
4.1		Specimen of the Certificate Representing the Registrant’s Common Stock (incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the Securities and Exchange Commission (File no. 333-123065))
4	.2*	Form of Preferred Stock Certificate
4	.3*	Form or Depositary Receipt
4	.4*	Form of Deposit Agreement for Depositary Shares
4	.5*	Form of Warrant Agreement and Warrant Certificate
5.1		Opinion of Goodwin Procter LLP regarding legality of the securities being registered
8.1		Opinion of Goodwin Procter LLP regarding certain tax matters
10.1		Agreement of Limited Partnership of DiamondRock Hospitality Limited Partnership, dated as of June 4, 2004 (incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the Securities and Exchange Commission (File no. 333-123065))
12.1		Computation of Ratio Earnings to Combined Fixed Charges and Preferred Dividends
23.1		Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.2		Consent of KPMG LLP
24.1		Power of Attorney (included on the signature page of this Registration Statement)

*	To be filed either by amendment or incorporated by reference in connection with the offering of specific securities.